Exhibit 99.1

News From

REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523

FOR IMMEDIATE RELEASE
FEDERAL SIGNAL ISSUES STATEMENT REGARDING
2009 ANNUAL MEETING OF STOCKHOLDERS
OAK BROOK, Ill., January 22, 2009 – Federal Signal Corporation (NYSE: FSS) today announced that it has received notice that one of its stockholders, Warren B. Kanders intends to nominate three individuals, including himself, for election to Federal Signal’s Board of Directors at the Company’s 2009 Annual Meeting of Stockholders. The notice submitted by Mr. Kanders will be reviewed in due course by the Board’s Corporate Governance Committee. The Company has not yet scheduled its 2009 Annual Meeting of Stockholders.
Federal Signal noted that in 2008 its Board and management team took a series of actions designed to position the Company for sustainable and profitable growth and enhance stockholder value:
—	Disposed of underperforming assets, including the cyclical and nonstrategic tool business and the unprofitable E-ONE business, and liquidated its leasing portfolio;

—	Reduced debt by approximately $186 million, or approximately 45%, from December 31, 2007 to September 30, 2008. As of September 30, 2008, the Company’s net debt was approximately $228 million, its lowest level of debt since 1995;

—	Announced a planned reduction of salaried personnel related costs in November 2008, which builds on the procurement and S,G&A saving initiatives enacted throughout 2008;

—	Appointed a new executive management team: William H. Osborne, president and chief executive officer, and Bill Barker, senior vice president and chief financial officer; and

—	Added two new independent directors to its Board: Dennis J. Martin, former Chairman and CEO of General Binding Corporation, and Joseph R. Wright, chief executive officer of Scientific Games Corporation. Federal Signal’s ten-member Board is comprised entirely of independent directors.
Mr. Osborne said, “Federal Signal has continued to analyze each of its businesses from the bottom up, with a view to further reduce costs, enhance operational efficiency, achieve higher growth and pursue higher return opportunities. I look forward to more progress in 2009.”
About Federal Signal
Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates three groups: Safety and Security Systems, Environmental Solutions and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com.
Forward Looking Language
This news release may contain words such as “may,” “will,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “project,” “estimate” and “objective” or the negative thereof or similar terminology concerning the Company’s future financial performance, business strategy, plans, goals and objectives. These expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform

Act of 1995. Forward-looking statements include information concerning the Company’s possible or assumed future performance or results of operations and are not guarantees. While these statements are based on assumptions and judgments that management has made in light of industry experience as well as perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances, they are subject to risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different.
Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission.
Important Information
Federal Signal Corporation plans to file with the Securities and Exchange Commission (“SEC”) and furnish to its stockholders a Proxy Statement in connection with the solicitation of proxies for the 2009 Annual Meeting of Stockholders. The Company advises its stockholders to read the Proxy Statement relating to the 2009 Annual Meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Federal Signal files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Federal Signal by directing a request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or calling 630-954-2000.
Certain Information Concerning Participants
Federal Signal Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2009 Annual Meeting. Information concerning persons who may be considered participants in the solicitation of the Company’s stockholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2008 Annual Meeting of Stockholders, and will be set forth in its proxy statement relating to its 2009 Annual Meeting of Stockholders.
# # #

Investor Contacts:

William G. Barker III	Matthew Sherman / Tim Lynch
Senior Vice President & Chief Financial Officer	Joele Frank, Wilkinson Brimmer Katcher
Federal Signal Corporation	212-355-4449
630-954-2000	msherman@joelefrank.com / tlynch@joelefrank.com
wbarker@federalsignal.com
About Federal Signal
Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world.  Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers.  Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates three groups: Safety and Security Systems, Environmental Solutions and Fire Rescue.  For more information on Federal Signal, visit: http://www.federalsignal.com.